Exhibit 10.1

October 28, 2004

Dril-Quip, Inc.

13550 Hempstead Hwy.

Houston, Texas 77040

Gentlemen:

In light of the current uncertainty surrounding stock option expensing, I hereby waive my right to receive an award of stock options in 2004 pursuant to Section 3.C of the Employment Agreement (the “Employment Agreement”) dated as of October 17, 1997 between myself and Dril-Quip, Inc. (the “Company”). Additionally, I hereby waive any right to terminate the Employment Agreement for Good Reason (as defined in the Employment Agreement) specifically caused by the Company’s failure to award such stock options in the year 2004 only. No other conditions or rights of the contract are waived and the right to receive an award of stock options is only waived for the year 2004.

Very truly yours,

/s/ Larry E. Reimert

Accepted and Agreed as of the

date first written above.

DRIL-QUIP, INC.

By:	/s/ Gary D. Smith
Name:	Gary D. Smith
Title:	Co-CEO